September 26, 1997

          Zurich Money Funds
          222 South Riverside Plaza
          Chicago, Illinois  60606

          Re:  Rule 24f-2 for Zurich Money Funds (the "Fund")
               File No. 2-51992

          Ladies and Gentlemen:

               Reference is made to your Registration Statement under the Securities Act of 1933 and the Investment Company Act of 1940 (the "1940 Act") on Form N-1A and all amendments thereto and the Rule 24f-2 Notice ("Notice") to be filed by you with the Securities and Exchange Commission pursuant to Rule 24f-2 under the 1940 Act for the fiscal year ended July 31, 1997. Reference is also made to the 7,695,349,060 shares (which includes 6,106,584,326 shares of the Zurich Money Market Fund, 739,502,128 shares of the Zurich Government Money Fund and 849,262,606 shares of the Zurich Tax-Free Money Fund (the "Shares") specified in said Notice as having been sold in reliance upon registration pursuant to Rule 24f-2.

               Assuming that the Fund's Amended and Restated Agreement and Declaration of Trust dated September 27, 1985, as amended on August 6, 1986, June 26, 1987, February 1, 1996 and April 14, 1997, the Written Instrument Changing the Name of Series of the Trust dated February 1, 1996 and the By-Laws of the Fund adopted October 10, 1985 are presently in full force and effect and have not been amended in any respect and that the resolutions adopted by the Board of Trustees of the Fund on October 10, 1985 and January 21, 1997 relating to organizational matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, it is our opinion that the Shares, the registration of which the Notice makes definite in number, were legally issued, fully paid and nonassessable (although shareholders of the Fund may be subject to liability under certain circumstances described in the Statement of Additional Information in the Registration Statement of the Fund under the caption "Shareholder Rights"). In rendering this opinion, we have relied upon opinions dated May 20, 1987 and July 8, 1987 from Ropes & Gray of Boston, Massachusetts and upon an Officer's Certificate executed by the Treasurer of the Fund representing that all Shares of the Fund have been issued at the net asset value determined in accordance with the Fund's prospectus. In addition, we have taken note of the opinion dated May 19, 1997 from Ropes & Gray to the Tax-Exempt New York Money Market Fund.

















          Zurich Money Funds
          September 26, 1997
          Page 2


               This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We consent to the use of this opinion in connection with the aforementioned Notice to be filed pursuant to Rule 24f-2 under the 1940 Act.

                                        Sincerely,



                                        VEDDER, PRICE, KAUFMAN & KAMMHOLZ

          DAS/dme